Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan

Senior Executive Vice President

Chief Financial Officer

(631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.

REPORTS SECOND QUARTER 2011 RESULTS

Growth in Loans, Core Deposits and Core Net Income

(Bridgehampton, NY — July 22, 2011)  Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank, today announced net income and earnings per share for the second quarter of 2011. The Company reported net income and earnings per share for the quarter ended June 30, 2011 of $2.5 million and $.38 per share, including $265 thousand of after tax acquisition costs associated with the Hamptons State Bank (“HSB”) merger, which closed on May 27, 2011.  Highlights of the Company’s financial results for the quarter include:

•                Core net income of $2.7 million and $.42 per share, a 22% increase in core net income.

•                Core returns on average assets and equity of .95% and 16.06%, respectively.

•                Net interest income of  $10.5 million, a 17% increase over 2010, with a net interest margin of 4.00%.

•                Total Assets of $1.193 billion at June 30, 2011, 23% higher than June 2010.

•                Loan growth of $121 million or 26%, compared to June 30, 2010.

•                Deposits of $1.072 billion, a 25% increase from the second quarter of 2010.

•                Continued solid asset quality metrics with increased reserve coverage.

•                Tier 1 Capital increased by $12.5 million or 16.3% from June 2010.

•                Declared quarterly dividend of $.23 per share.

“The activity for the Company during this quarter and first half of 2011 has been significant. We negotiated, announced and completed our first acquisition, adding the former HSB community banking relationships to our organization. These additions supplemented the strong organic growth we experienced as loans, deposits, and total assets all increased over twenty percent. Equally as important, the growth provided tangible financial benefits as we again posted strong returns with healthy gains in net interest income and net income.  This has been an exciting time as we continue building on this momentum, delivering products and services to our customers and profitability to our shareholders,” commented Kevin M. O’Connor, President and CEO of Bridge Bancorp, Inc.

Net Earnings and Returns

Core net income for the quarter ended June 30, 2011 was $2.7 million or $.42 per share, compared to $2.2 million or $.36 per share, for the same period in 2010. The 22% increase reflects growth in net interest income, partially offset by higher credit costs, increased expenses and lower security gains. The impact of the financial results of HSB was not material to the results for the quarter.

The increase in interest income reflects a higher level of earning assets funded with core deposits. Average earning assets increased by 22% or $198.4 million during the quarter, offsetting a decline in our net interest margin from 4.21% in the second quarter of 2010 to 4.00%. The decline in the margin is attributable to the impact of historically low market interest rates offset by strong deposit growth and higher loan demand. The provision for loan losses was $.9 million for the quarter; $.2 million higher than the comparable 2010 quarter. Total non interest income, excluding net securities gains, increased $.1 million. Non interest expense, excluding $.4 million of acquisition related costs, was higher due to expenses associated with newer branches, technology initiatives and other net costs.

“Our top line revenue growth, stemming from new and expanded lending relationships funded by low cost core deposits, demonstrates the effectiveness of our business strategy. This growth, coupled with increases in fees, offset the higher operating expenses associated with expansion and compliance. The business model for banking continues to evolve. We believe successful organizations need to achieve the scale and operating efficiencies to cover the mounting burden of costs required to operate, while delivering returns on the expected higher levels of capitalization,” commented Mr. O’Connor.

Balance Sheet and Asset Quality

Total assets grew to $1.193 billion, a 23% increase over the June 2010 level of $972.7 million with all growth funded by deposits and capital. Contributing to the change was the impact of the HSB acquisition which added total assets on a fair value basis of $69.0 million, with loans of $39.1 million and deposits of $56.9 million. Additionally, the Company issued approximately 273,500 of its common shares with an aggregate value of $5.85 million and recorded goodwill of $1.95 million.

Total asset growth, excluding the impact of the HSB transaction, was strong at $151.5 million or 16% over June 30, 2010, including growth of $82.1 million or 18% in loans and $70.4 million or 16% in investments.  Total deposits were $1.072 billion at June 30, 2011, and included $308.1 million of demand deposits. The increase in total deposits at quarter end, exclusive of HSB deposits, reflects organic growth of $155.9 million or 18% compared to June 30, 2010.

Asset quality and the levels of reserves for potential future losses remain critical elements in assessing a financial institution’s strength and is a primary focus of regulators, shareholders and management. The current level of non-performing assets of $7.1 million (including $.4 million of HSB purchased credit impaired loans) is lower than the June 2010 level of $8.2 million.  They represent only 1.2% of total loans, a level substantially below industry peers.  This coupled with the stable level of delinquencies and recent valuations on collateral indicate no discernable negative trends.  The allowance for loan losses increased to

$9.5 million, $2.1 million higher than June 2010 level, and in the quarter the provision for loan losses of $.9 million exceeded the net charge-offs of $.4 million.

One traditional measure of adequacy of a bank’s strength is to compare the level of the allowance to the underlying total loan portfolio, commonly referred to as the reserve coverage ratio. The ability to easily calculate this measure has been impacted by the accounting treatment for the acquired HSB loans, which are required to be recorded at fair value, effectively netting estimated future losses against the loan balances. This ratio which was calculated on the loans originated by Bridgehampton (total loans excluding $39.1 million of HSB acquired loans), was 1.72% as of June 30th, compared to 1.69%, at year end, and 1.59% at June 30 2010.

“The ability to organically grow our loan portfolio, while maintaining credit quality, is directly related to the expansion of the branch footprint, the addition of seasoned lending professionals and opportunities presented in our marketplace. However, we remain cautious regarding the direction of the macro economy and mindful of the continued need to be disciplined and vigilant in making credit decisions, allocating capital and considering business expansion,” commented Mr. O’Connor.

Stockholders’ equity grew to $78.0 million at June 30, 2011, which reflects the issuance of $5.85 million in common equity in connection with the HSB transaction, as well as continued earnings growth, which funded the dividend and offset declines in market value of the investment portfolio. Overall, Tier 1 capital increased to $89 million or 16.3% higher than the June 30, 2010 level.  The Company’s capital ratios exceed all regulatory minimums and we continue to be classified as well capitalized.

Opportunities & Challenges

“These remain interesting and challenging times. We completed our first acquisition and during the early part of July converted the former HSB customers to our core operating system. We spent considerable time ensuring the transition progressed smoothly, delivering on the promise we made to these customers, and the former HSB shareholders. It is now our challenge to execute our business strategy, achieving the expected cost savings while growing and expanding these relationships. We must continue to grow and develop our newer branches, while defending against competitors and expanding market penetration in mature markets. We will seek opportunities to expand our reach into contiguous markets by network expansion or through the addition of new professionals with established customer relationships.

“Execution of this strategy is occurring with an economic environment that can best be described as challenging. The national economy is again showing signs of slowing with the pundits debating if the slowing is temporary or reflective of a longer term trend.  We, however, believe our local market may be behaving slightly different than the national economy. Certainly, we face issues on unemployment, taxes and political uncertainty but the empirical data on employment, real estate values and other measures of economic activity are much better for Long Island than for other parts of New York and the nation. While our local economy has provided the engine for our success, we must remain mindful of its sustainability and its direct correlation to the soundness and well being of the greater financial services industry located in New York City.

“The prospects of the financial services sector and our Company continue to be impacted by the final outcome of the implementation of the Dodd-Frank Act.  This Act includes the repeal of Regulation Q, which prohibited the payment of interest on checking accounts, and the Durbin Amendment which establishes fixed interchange fees and could impact future revenues and expenses.  We are awaiting the expected new rules, regulations and related compliance and process changes and will expand our compliance resources appropriately. We continue to collaborate with our primary regulator to ensure compliance with current requirements and interpretations. It is our belief that our strong risk management culture is a primary reason for our long term success and we view the current challenges as opportunities to expand our business and deliver the promise of successful community banking to our customers and shareholders,” concluded Mr. O’Connor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank.  Established in 1910, the Bank, with assets of approximately $1.2 billion, and a primary market area of the North and South Forks of Eastern Long Island, extending westward into Brookhaven and Babylon Towns, operates 20 retail branch locations. Through this branch network and its electronic delivery channels, it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract. Bridge Investment Services offers financial planning and investment consultation.

The Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects, “ “believes,”  “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the  consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to,   changing economic  conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines, changes in real estate values; the growth opportunities and cost savings anticipated from the Hamptons State Bank merger may not be fully realized or may take longer than expected; operating costs, customer losses and business disruptions may occur following the Hamptons State Bank merger; expanded regulatory requirements as a result of the Dodd-Frank Act, which could adversely affect operating results; and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission.   The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands)

	June 30,	December 31,	June 30,
	2011	2010	2010
ASSETS
Cash and Cash Equivalents	$29,917	$22,918	$30,334

Securities Available for Sale, at Fair Value	385,910	323,539	303,170
Securities Held to Maturity	152,807	147,965	141,233
Total Securities	538,717	471,504	444,403

Securities, Restricted	1,485	1,284	1,219

Loans	589,788	504,060	468,664
Less: Allowance for Loan Losses	(9,494)	(8,497)	(7,431)
Loans, net	580,294	495,563	461,233
Premises and Equipment, net	23,674	23,683	22,327
Goodwill	1,951	-	-
Core Deposit Intangible	350	-	-
Accrued Interest Receivable and Other Assets	16,761	13,504	13,219
Total Assets	$1,193,149	$1,028,456	$972,735

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand Deposits	$308,056	$239,314	$250,902
Savings, NOW and Money Market Deposits	608,047	544,470	453,461
Certificates of Deposit of $100,000 or more	110,337	90,574	75,467
Other Time Deposits	45,904	42,635	79,636
Total Deposits	1,072,344	916,993	859,466
Federal Funds Purchased and Repurchase Agreements	16,197	21,370	16,841
Junior Subordinated Debentures	16,002	16,002	16,002
Other Liabilities and Accrued Expenses	10,560	8,371	15,758
Total Liabilities	1,115,103	962,736	908,067
Total Stockholders’ Equity	78,046	65,720	64,668
Total Liabilities and Stockholders’ Equity	$1,193,149	$1,028,456	$972,735

Selected Financial Data:

Capital Ratios
Total Capital (to risk weighted assets)	13.1%	13.7%	14.5%
Tier 1 Capital (to risk weighted assets)	11.8%	12.4%	13.3%
Tier 1 Capital (to average assets)	7.8%	7.9%	8.1%

Asset Quality
Non-performing loans	$7,141	$6,725	$8,193
Real estate owned	-	-	-
Non-performing assets	$7,141	$6,725	$8,193

Non-performing loans/Total loans	1.21%	1.33%	1.75%
Allowance/Non-performing loans	132.95%	126.35%	90.70%
Allowance/Total loans	1.61%	1.69%	1.59%
Allowance/Originated loans	1.72%	1.69%	1.59%

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of  Income  (unaudited)

(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010

Interest Income	$12,333	$10,957	$23,929	$21,755
Interest Expense	1,872	2,003	3,684	3,970
Net Interest Income	10,461	8,954	20,245	17,785
Provision for Loan Losses	900	700	1,600	2,000
Net Interest Income after Provision for Loan Losses	9,561	8,254	18,645	15,785
Other Non Interest Income	1,427	1,299	2,677	2,355
Title Fee Income	263	318	467	573
Net Securities Gains	135	412	135	1,303
Total Non Interest Income	1,825	2,029	3,279	4,231
Salaries and Benefits	4,399	3,978	8,574	7,815
Acquisition Costs	386	-	619	-
Amortization of Core Deposit Intangible	8	-	8	-
Other Non Interest Expense	2,991	3,021	5,991	5,785
Total Non Interest Expense	7,784	6,999	15,192	13,600
Income Before Income Taxes	3,602	3,284	6,732	6,416
Provision for Income Taxes	1,126	1,035	2,096	2,037
Net Income	$2,476	$2,249	$4,636	$4,379
Basic Earnings Per Share	$0.38	$0.36	$0.71	$0.70
Diluted Earnings Per Share	$0.38	$0.36	$0.71	$0.70

Selected Financial Data:

Return on Average Total Assets	0.86%	0.96%	0.85%	0.96%
Effect of Acquisition Costs, Net of Tax	0.09%	-	0.08%	-
Core Return on Average Total Assets	0.95%	0.96%	0.93%	0.96%

Return on Average Stockholders’ Equity	14.51%	15.67%	14.09%	15.32%
Effect of Acquisition Costs, Net of Tax	1.55%	-	1.30%	-
Core Return on Average Stockholders’ Equity	16.06%	15.67%	15.39%	15.32%

Net Interest Margin	4.00%	4.21%	4.07%	4.27%
Operating Efficiency	59.05%	63.96%	60.33%	63.58%
Operating Expense as a % of Average Assets	2.58%	2.97%	2.66%	2.97%

Reconciliation of GAAP and core earnings for the three and six months ended June 30, 2011 and 2010:

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010

As Reported Earnings (GAAP)	$2,476	$2,249	$4,636	$4,379
Adjustments:
Acquisition Costs, Net of Tax	265	-	426	-
Core Earnings	$2,741	$2,249	$5,062	$4,379

Diluted GAAP Earnings Per Share	$0.38	$0.36	$0.71	$0.70
Adjustments:
Acquisition Costs, Net of Tax	0.04	-	0.07	-
Diluted Core Earnings Per Share	$0.42	$0.36	$0.78	$0.70